Exhibit 10.1

SUMTOTAL SYSTEMS

EXECUTIVE AND MANAGEMENT BONUS PLAN

2008

SECTION 1 - INTRODUCTION

Plan Objectives

The goal of SumTotal Systems’ Executive and Management Bonus Plan (the “Plan”) is to enhance and reinforce the goals of SumTotal Systems (the “Company”) by providing Participants with additional financial incentives and rewards for attainment of such goals. Final approval of the payment of any awards made under the Plan, including without limitation resolution of any dispute under this Plan, is subject to the sole discretion of, for Section 16 officers, the Compensation Committee of the Board of Directors (“Compensation Committee”) and for all other participants, the Chief Executive Officer.

Effective Date

The Plan is effective for the year beginning January 1, 2008 and ending December 31, 2008.

SECTION 2 - DEFINITIONS

Definitions of terms as used throughout this Plan document are as follows:

•	“Quarter” means the three-month period coinciding with the Company’s fiscal quarters.

•	“Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

•

(defined above)”Participant(s)” means an employee, or employees, as the case may be, designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.

•	“Bookings” is the number published in the final bookings report.

•	“International Bookings” is the number published in the final bookings report for International.

•	“Performance Management Bookings” is the number published in the final bookings report for Performance Management.

•	“Revenue” is the number in the reported non-GAAP financials.

•

“Operating Profit” excludes non-cash and exceptional charges such as: stock based compensation, certain merger related expenses and restructuring charges. It also excludes any accruals made in connection with this Plan and TotalReward (employee bonus plan).

•	The definition of any terms herein in the singular shall also include the plural.

•	This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

SECTION 3 - PLAN ADMINISTRATION

Administration

The Plan shall be administered by the Chief Executive Officer, and, in the case of Section 16 Officers, by the Compensation Committee.

Participation

Participation in the Plan shall be limited to regular employees of the Company. In selecting participants, the Chief Executive Officer and/or the Compensation Committee shall consider an individual’s position and potential impact on the Company’s business results and performance. A Participant who joins the plan during the Year will have his bonus award prorated for the time the Participant was eligible to participate in the Plan.

Bonus Awards

A bonus fund shall be established for purposes of determining the total award allocations to each Participant. Computation of the total bonus pool is described in Section 4 of this Plan. Each Participant award is determined based on the Participant’s target incentive percentage of base salary and the achievement of company financial goals as discussed in Section 4.

Payment of Bonuses

Normal Payment. The bonus is not considered earned until the last day of applicable quarter. In order to receive a payout under the Plan, the Participant receiving the payout must be an active employee on the last day of the applicable quarter. Bonus payments are typically made within ninety days following the end of the quarter. If termination of employment occurs for any reason other than death, disability, or approved leave of absence, no bonus shall be deemed earned for the Plan period in which such termination occurs.

Payment Under Conditions of Approved Leave of Absence, Death or Disability. If an employee is on an approved Leave of Absence (subject to SumTotal’s Leave of Absence policy), death or disability, either during the quarter or the year in which a payment is made, or on the date of a Plan payment, such Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been actively working for the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was actively at work during that award period and the denominator of which is the number of days in that full award period. If the Participant is actively working through the full period, but dies, becomes disabled or is on an approved Leave of Absence from a date following the full period through the date of a Plan payment, the Participant shall receive the same payment as if the Participant was working actively for the Company on the date of such Plan payment.

Payment Under Conditions of Termination. The right to participate in this Plan will become void upon termination of employment for any reason, except as specifically set forth effective as of the last day of employment. If participant is not employed on the date of the Plan payout, the payout for that Plan period will not have been earned and the participant will be entitled to no payout.

Participant Transfer. If a Participant is transferred to another position within the Company during the quarter or year, and experiences a change in his eligibility to participate in this Plan, partial awards will be made based on a pro rata determination as described in this section.

Plan Changes

The Chief Executive Officer, or in the case of Section 16 Officers, the Compensation Committee, reserves the right to amend, revoke, or terminate this plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payouts may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall performance of the Company does not warrant the payment of these awards.

Other Conditions

Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his right to any distribution under this plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. In other words, a Participant or the Company may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.

Withholding for Taxes. The Company shall have the right, and the Participant consents, to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings as required by law to be withheld with respect to such payments.

SECTION 4 - OPERATING RULES

Plan Design

The Plan is based 100% on financial indicators as defined below. The targets and the payouts are cumulative on a quarter-by-quarter basis. For instance, the payout for the second quarter is based on the cumulative results for the first and second quarters, less any amount paid for the first quarter results. There will be no payouts in excess of 100% of year-to-date targets during the first three quarters. Any additional bonus beyond the 100% target will be paid as part of the fourth quarter payment.

In the event of the failure to achieve the thresholds set forth in the Plan, the Chief Executive Officer or in the case of Section 16 Officers, the Compensation Committee, may in its sole discretion, approve payment of bonuses.

The bonus will be paid on a quarterly basis based on the following indicators and weightings:

• Total Bookings	25%
• International Bookings	10%
• Performance Management Bookings	10%
• Revenue	25%
• Operating Profit	30%

Plan Payout based on achieving the following levels for Total Bookings, International Bookings and Performance Management Bookings and Revenue:

• Achieve less than 90% of plan	0% payout
• Achieve 90% of plan	50% payout
• Achieve 100% of plan	100% payout
• Straight-line payout between 90-100% of plan.
• (E.g. Achievement of 95% of Total Bookings goal equals a 75% target bonus payout)

Plan Payout based on achieving the following levels of Operating Profit:

• Achieve less than 70% of plan	0% payout
• Achieve 70% of plan	70% payout
• Achieve 100% or more of plan	100% payout
• Straight-line payout between 70-100% of plan
• (E.g. Achievement of 70% of operating profit goal equals a 50% payout of target bonus, achievement of 85% of operating profit goal equals a 67%% payout of target bonus)

Each financial indicator stands on its own for purposes of assessing quarterly results, however, no payment of any financial indicator will be made unless the Company achieves at least 50% of its target Operating Profit.

If the financial indicators exceeds 100% in all of the elements (Total Bookings, International Bookings, Performance Management Bookings, Revenue and Operating Profit) then the payout for each element is increased by 1% of bonus for each 1% that each financial indicator that exceeds 100%. However, the total additional percentage payout cannot exceed the percentage amount by which the operating profit exceeds the target. There is no maximum threshold. For example, a $160,000 increase in operating profit would result in approximately $50,000 additional bonus.